Exhibit 2.01



ASSET PURCHASE AGREEMENT

AMONG

TRIAD PERSONNEL SERVICES, INC.,

GENERATION TECHNOLOGIES, INC.,

AND

MICHAEL P. VERONA










FagelHaber LLC
55 East Monroe Street, 40th Floor
Chicago, Illinois 60603

TABLE OF CONTENTS

                                                         	      Page


     1.   Sale and Purchase of Assets                              -1-

     2.   Excluded Assets                                          -3-

     3.   Non Assumption of Liabilities                            -4-
          (a)  Assumed Liabilities                         	       -4-
          (b)  Seller's Obligations                                -5-
          (c)  Assignment and Assumption of Contracts              -5-

     4.   Purchase Price (Cash Consideration and Earn Out
		Consideration), Method of Payment, and Allocation of
		Purchase Price         					       -5-

     5.   Representations and Warranties of Seller and the
		Shareholder							       -8-
          (a)  Existence and Good Standing                         -8-
          (b)  Authority                            		       -9-
          (c)  No Conflicts                           	       -9-
          (d)  Seller's Financial Statements                       -9-
          (e)  Title to, and Condition of, the Assets             -10-
          (f)  Permits                                 	      -10-
          (g)  Intellectual Property                              -10-
          (h)  Contracts and Leases                               -11-
          (i)  Absence of Undisclosed Liabilities                 -12-
          (j)  Insurance                          	            -12-
          (k)  Labor Relations and Employee Agreements            -13-
          (l)  Benefit Plans                        		      -14-
          (m)  Payment of Taxes                                   -17-
          (n)  Litigation                                         -17-
          (o)  Computer Systems                                   -17-
          (p)  Customers and Suppliers                            -17-
          (q)  Compliance with Laws                               -18-
          (r)  Misstatements or Omissions                         -18-

     6.   Representations and Warranties of Purchaser             -18-
          (a)  Existence and Good Standing                        -18-
          (b)  Authority                       		            -18-
          (c)  No Conflicts                      	            -18-
          (d)  Misstatements or Omissions                         -19-

     7.   Covenants of the Parties                  		      -19-
          (a)  Employment/Covenant Not To Compete                 -19-
          (b)  Inspection of the Business                         -19-
          (c)  Seller's Name Change                               -19-
          (d)  Consents and Approvals                             -19-
          (e)  Satisfaction of Existing Liabilities of Seller     -20-
          (f)  Prorations and Adjustments                         -20-
          (g)  Life Insurance on Shareholder                      -21-
          (h)  Payment of Transfer Taxes                          -21-
          (i)  Further Assurances   	                        -21-
          (j)  Seller's Continuation Coverage                     -21-
          (k)  Seller's Employee Benefits                         -21-

     8.   Conditions Precedent To Closing                         -22-
          (a)  Preconditions To Purchaser's Closing               -22-
          (b)  Preconditions To Shareholder's and Seller's Closing-24-

     9.   Closing Date                             		      -24-
          (a)  Seller's and the Shareholder's Deliveries		-24-
          (b)  Purchaser's Deliveries  	                        -26-

	10. Indemnifications; Survival of Representations,
		Warranties and Indemnifications				-26-
          (a)  Seller's and the Shareholder's Indemnification	-26-
          (b)  Purchaser's Indemnification                       	-27-
          (c)  Survival of Representation and Warranties-28-
          (d)  Claim Procedure                                    -28-

     11.  Construction                                  	      -30-
          (a)  Binding Effect                            	      -30-
          (b)  Communications                            	      -30-
          (c)  Amendments                               	      -30-
          (d)  Governing Law                            	      -31-
          (e)  Counterparts                             	      -31-
          (f)  Entire Agreement                                   -31-
          (g)  Waivers and Consents                               -31-
          (h)  Headings                                 	      -31-
          (i)  Expenses                               	      -31-
          (j)  Recitals                               	      -31-
          (k)  Schedules and Exhibits                             -31-
          (l)  Non-Disclosure                      	            -31-
          (m)  Press Releases                          	      -32-
          (n)  Plurality                              	      -32-

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made and entered into this 10th day of April, 2001, by and among Triad Personnel Services, Inc., an Illinois corporation ("Purchaser"), Generation Technologies, Inc., a Pennsylvania corporation ("Seller") and Michael P. Verona, an individual resident of Pennsylvania (the "Shareholder"). The parties to this Agreement agree that the transactions described in and contemplated by this Agreement shall be deemed to be effective as of 12:01 a.m. on April 11, 2001 (the "Effective Date").

     W I T N E S S E T H:

     WHEREAS, Seller is engaged in the business of recruitment and placement of technical personnel (the "Business");

     WHEREAS, the Shareholder owns beneficially and holds of record all of the issued and outstanding shares of capital stock of Seller and will be financially benefitted by the consummation of the transactions described in and contemplated by this Agreement; and

     WHEREAS, Seller desires to sell, convey, grant, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase, acquire, assume and accept from Seller, substantially all of the assets owned by Seller which are used, useable or useful in or in connection with the operation of the Business, upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties to this Agreement and intending to be legally bound hereby, Seller, the Shareholder and Purchaser agree as follows.

     1.   Sale and Purchase of Assets.   Seller hereby sells,
conveys, grants, transfers, assigns and delivers to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, as of the "Closing Date" (as defined in Section 9 hereof), substantially all of the assets, properties, rights, powers and privileges of Seller, tangible and intangible, whether or not written-off, expensed or fully depreciated, used, useable or useful in or in connection with the operation of the Business, as more specifically described below (collectively, the "Assets"), except the "Excluded Assets" (as defined in Section 2 hereof), free and clear of all liens, claims, charges, pledges, mortgages, security interests, licenses and other encumbrances and rights of any person or entity of any kind, nature or description whatsoever (collectively, "Liens"), except as specifically assumed and accepted by Purchaser pursuant to the terms of this Agreement:

          (a) all machinery, equipment, furniture, file cabinets, fixtures, office equipment, tools, computer hardware and software, disks, disk drives and all other items of tangible personal property owned by Seller, including, without limitation, those items set forth upon Schedule 1(a) (collectively, "Personal
Property");

          (b) all inventories of maintenance and office supplies, brochures, pamphlets, videos and other marketing pieces owned by Seller;


          (c) all of Seller's transferrable federal, state, local and foreign licenses, permits, authorizations and registrations, including, without limitation, all exemption, waiver or similar benefits under any "grandfather" or similar provision contained in any federal, state, local or foreign law, statute, ordinance, rule, regulation, policy or order (collectively, "Governmental Laws" and individually, a "Governmental Law"), necessary or useful in connection with the operation of the Business or the ownership and use of the Assets (collectively, the "Permits") which are set forth upon Schedule 1(c);

          (d) all of Seller's customer and prospective customer lists, accounting and credit records, sales and business records, correspondence, maintenance and operating records, customer complaint records, warranty records, manuals (including those for Personal Property), vendor records and all other documents maintained by Seller relating to the operation of the Business (collectively, "Records");

          (e) all United States and foreign common law and registered intellectual property and proprietary rights owned or used or usable by Seller or developed by Seller or its agents or employees in connection with the operation of the Business, whether acquired by Seller as owner, inventor, employer of an inventor, licensor, licensee or otherwise, whether developed in whole or in part by Seller or its agents or employees in the operation of the Business, including, without limitation, all patent rights, patents, pending patent applications and any patents issuing therefrom, patent renewals or extensions, continuations, continuation-in-part, divisional applications, re-examination certificates, reissues, patent licenses and all rights to sue for all past, future and present patent infringement, registered and common law trademarks, service marks and trademark and service applications, and all rights to sue for all past, future and present trademark or service mark infringement, all goodwill associated with such trademarks and service marks, trade names, including, without limitation, the corporate name "Generation Technologies", assumed names and all registrations and applications therefor, all domain names, copyrights, copyright applications and all rights to sue for all past, future and present copyright infringement, technical information, inventions, processes and techniques, designs, drawings, research, software, source codes, other know-how, confidential information, trade secrets and other similar intangible property and rights of Seller (collectively, "Intellectual Property");

          (f) those certain agreements with Seller's customers and accepted by Seller for Seller's services and those certain licenses and other contracts and agreements [other than Personal Property Leases (as defined in Section 1(h) hereof), Real Property Lease (as defined in Section 1(g) hereof) and Benefit Plans (as defined in Section 5(l)(i)) or any contracts related thereto], including, without limitation, bids, sales representative agreements, maintenance agreements, confidentiality agreements and non-competition agreements, to which Seller is a party or under which Seller has any type of interest whatsoever which pertain in any way to the operation or safeguard of the Business and that Purchaser agrees to assume pursuant to the terms of this Agreement (collectively, "Contracts") which are set forth upon Schedule 1(f);

          (g) that certain real property lease relating to the Business that Purchaser agrees to assume pursuant to the terms of this Agreement, if assignable (collectively, the "Real Property Lease") which is set forth on Schedule 1(g);
          (h) those certain personal property leases relating to the Business that Purchaser agrees to assume pursuant to the terms of this Agreement (collectively, the "Personal Property Leases") which are set forth on Schedule 1(h);

          (i) all of Seller's rights, claims and choses in action whatsoever, at law or in equity, now existing or hereafter arising, liquidated or unliquidated, foreseeable or unforeseeable, insured or uninsured, that Seller has or hereafter may have relating to the Assets or the Business against any person or entity other than Purchaser or the Shareholder, including, without limitation, all transferable rights under both express and implied third party warranties with respect to the Personal Property and rights to indemnification under any of the Contracts, Personal Property Leases and the Real Property Lease (collectively, "Choses");

          (j) all of Seller's rights and obligations under those certain contracts of insurance and Benefit Plans (as defined in Section 5(l)(i) hereof) set forth on Schedule 1(j) (the "Assumed Plans"), but only to the extent such obligations arise after the Closing Date. An obligation does not arise after the Closing Date to the extent it is based on an action or inaction of Seller or an event or condition that existed on or before the Closing;

          (k) all of Seller's right, title and interest in and to the telephone and telefax numbers, post office boxes, web sites, domain names, listings and numbers, lock boxes, telex numbers, advertising, telephone and other directory and catalog listings utilized or useful in the operation of the operation of the Business to the extent such rights are transferable; all of which are set forth on Schedule 1(k);

          (l) all maintenance and security deposits, prepaid expenses and purchase order deposits which relate to the Contracts, the Personal Property Leases, or the Real Property Lease (the Personal Property Leases together with the Real Property Lease shall sometimes hereinafter be collectively referred to as the "Leases" and individually as the "Lease") all of which are described on Schedule 1(l); and

          (m) all of Seller's accounts receivable and trade receivables except the "Excluded Receivables" (as defined in Section 2(g) hereof) all of which are set forth on Schedule 1(m), which Schedule shall be updated as of April 7, 2001 (collectively, "Receivables"). It is mutually agreed between Seller, Shareholder and Purchaser that the amount of "Cash Consideration" (hereinafter defined) shall be adjusted as of the Closing Date such that Receivables will not be less than fifty percent (50%) of "Net Revenues" of Seller for the three (3) month period ending March 31, 2001. For purposes of this Agreement, "Net Revenues" shall be determined in accordance with generally accepted accounting principles as determined by Purchaser's regularly retained accounting/audit firm. Receivables earned and cash collected after April 7, 2001 shall belong to Purchaser as a purchased Asset hereunder.

     2.   Excluded Assets.   Notwithstanding Section 1 of this
Agreement, Purchaser is not purchasing the following assets of Seller, which assets shall remain the property of Seller and shall be excluded from the definition of Assets and from this Agreement (collectively, "Excluded Assets"):

          (a) cash (including purchase order deposits and maintenance and security deposits) and cash equivalents, including all account balances and deposits in bank accounts prior to April
8, 2001, other than as set forth in Section 1(m) hereof;

          (b) all refunds and deposits of all federal, state, local and foreign taxes due to Seller with respect to the Business for any period;

          (c) all of Seller's corporate stock record books, corporate record books containing minutes of meetings of the Board of Directors and shareholders of Seller and all other records related to Seller's corporate organization and capitalization, tax records and returns, schedules of depreciation and financial statements (collectively, the "Other Records"), provided that, Shareholder and Seller will retain and make available to Purchaser for not less than five (5) years following the Closing Date, for its inspection and copying, upon reasonable request and during normal business hours, the Other Records. If Seller elects to destroy the Other Records after the fifth anniversary of the Closing Date, Seller agrees to give Purchaser thirty (30) days prior written notice thereof and afford Purchaser the opportunity to retain at Purchaser's expense any Other Records Purchaser may select, in Purchaser's sole discretion;

          (d) any purchase orders, contracts, agreements, licenses and leases not expressly assumed by Purchaser in accordance with Section 3 of this Agreement;

          (e)  those assets and properties listed on Schedule
2(e); and

          (f) all of Seller's rights and obligations under any Benefit Plan which is not an Assumed Plan; and

          (g) any accounts receivable of Seller which, as of the Closing Date, (i) are over one hundred twenty (120) days old,
(ii) have been written off by Seller, (iii) Seller has pursued litigation, arbitration or other collection action, (iv) have been turned over to a collection agent, attorney or other third party for collection, or (v) are set forth on Schedule 1(m) and described as Excluded Receivables, regardless of the age of the same (collectively, the "Excluded Receivables").

     3.   Non Assumption of Liabilities.

          (a) Assumed Liabilities. Purchaser is not assuming and will not be liable for any debts, liabilities or obligations of Seller or the Business, except as follows (collectively, the "Assumed Liabilities"):

               (i) all obligations arising after the Closing Date under the Contracts, Leases and Assumed Plans except as otherwise provided in this Agreement, provided however, Purchaser will not assume or be obligated under any Contract or Lease, even if set forth on Schedule 1(f), Schedule 1(g) or Schedule 1(h) which, as of the Closing Date: (i) is in breach or default; (ii) any party claims another party is in breach or default thereunder; (iii) under which a notice of event allowing Seller an opportunity to cure a breach or default has been sent or delivered to Seller, or
(iv) is an exception from Seller's and Shareholder's representations and warranties set forth in Sections 5(h)(i) through 5(h)(x) inclusive; and

               (ii) the payment of accrued, but unused and unpaid employee vacation to the extent credited to Purchaser in accordance with Section 7(f) and only with respect to those employees employed by Purchaser as of April 6, 2001.

          (b) Seller's Obligations. Except for the Assumed Liabilities, Purchaser is not assuming, and Purchaser shall not be liable for, any other obligation of Seller or Shareholder, contingent or absolute, known or unknown, all of which shall be and remain the sole obligation of Seller and/or Shareholder, as the case may be, including without limitation:

               (i) Accrued Vacation Pay due and owing to any employee of the Business who is not hired by Purchaser as of the Closing Date;

               (ii) all trade payables and expenses of Seller; and

               (iii)     secured obligations, financing
obligations, state sales tax, state unemployment compensation liabilities, federal income taxes or any tax levied upon Seller by the Commonwealth of Pennsylvania for the transactions described herein and any other third party claims against the Assets.

          (c) Assignment and Assumption of Contracts. Seller shall assign to Purchaser and Purchaser shall assume on the Closing Date, all of Seller's rights and obligations with respect to, and Purchaser shall take the position of Seller under, all Contracts and Leases. If before the Closing Date, Seller is unable to secure a duly executed consent, where in the reasonable opinion of Purchaser such consent is necessary to a binding and enforceable conveyance of any Contract or Lease being assigned to Purchaser hereunder, Seller and Shareholder shall cooperate with Purchaser in any reasonable arrangement designed to provide to Purchaser the benefit of any such Contract or Lease, including enforcement of any and all rights Seller has against any other party to such Contract or Lease or arising under such Contract or Lease. Seller shall, after the Closing Date, use its best efforts to secure any such consent if such consent is deemed necessary by Purchaser.

     4.   Purchase Price (Cash Consideration and Earn Out
Consideration), Method of Payment, and Allocation of Purchase
Price.

          (a) Cash Consideration. Subject to adjustments and prorations as provided herein, Purchaser agrees to pay to Seller, and Seller agrees to accept from Purchaser, in payment for the Assets, the sum of One Million Three Hundred Twelve Thousand Nine Hundred Ninety Dollars ($1,312,990) (the "Cash Consideration"). Seller and Purchaser acknowledge that the Cash Consideration has been determined based upon Fifty Percent (50%) of Seller's adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") for the trailing 12 month period ended March 31, 2001 [based upon the "Interim Financials" (as defined in
Section 5)] multiplied by a factor of five and one-half (5.5).
For purposes of this Section 4(a), EBITDA shall be adjusted by adding the cash value of the vehicle lease for one 1999 silver Mercedes Benz E320.
          (b) Earn Out Consideration. In addition to the Cash Consideration, Purchaser agrees to pay Seller a contingent additional sum once per annum for the three (3) successive twelve
(12) month periods following the Closing Date (the "Earn Out Consideration"). The first such yearly period to commence as of the Effective Date and terminate March 31, 2002. Thereafter, such yearly period shall commence on April 1 and end on March 31 of the following year. The Earn Out Consideration shall be paid to Seller within a period not to exceed sixty (60) days of the anniversary from the Closing Date for the three (3) successive twelve (12) month periods following the Closing Date.

               (i)  The Earn Out Consideration shall be equal to
Sixteen and Sixty-Seven One Hundredths percent (16.67%) of the
EBITDA for each respective annual period multiplied by a factor of five and one-half (5.5).

               (ii) For purposes of Section 4(b), EBITDA shall be adjusted by adding an amount of Two Thousand Five Hundred Dollars
($2,500) per month as a corporate overhead charge.

               (iii)     For purposes of determining the Earn Out
Consideration, EBITDA shall be calculated by Purchaser in accordance with generally accepted accounting principles ("GAAP") consistently applied, as GAAP is determined by Purchaser's independent accounting firm, from time to time.

     (The foregoing Sections 4(a) and 4(b) are collectively referred to as the "Purchase Price").

          (c)  Cash Consideration Adjustments.  The Cash
Consideration shall be subject to adjustment/proration as provided herein:

               (i)  the Cash Consideration shall be reduced by:

                    (A) the accrued vacation due and owing to any employee of the Business as of the Closing Date (the "Accrued
Vacation Pay");

                    (B) the aggregate value of any and all refund obligations of Seller incurred, but unpaid, as of Closing;

                    (C)  Five Thousand Dollars ($5,000) which
shall be used by Purchaser for Paul Colaizzi's signing bonus;

                    (D)  Thirty Thousand Dollars ($30,000) in
accordance with that certain Tax Escrow Agreement dated of even date herewith; and

                    (E)  Eight Hundred Twelve Dollars ($812) for
administrative assignment fees.


               (ii) the Cash Consideration shall be adjusted in accordance with the Receivables as April 7, 2001 in accordance with Section 1(m) such that Seller shall pay Purchaser to the extent the amount of Receivables is less than fifty percent (50%) of the Net Revenues for the three (3) month period ending March 31, 2001 and Purchaser shall pay Seller to the extent that the amount of Receivables is greater than fifty percent (50%) of the Net Revenues for the three (3) month period ending March 31, 2001.

               (iii) the Cash Consideration shall be prorated in accordance with Section 7(f).

          (d) Total Cash Consideration / Method of Payment. After adjustments and prorations, the total Cash Consideration portion of the Purchase Price in the amount of One Million Four Hundred Two Thousand Eight Hundred Sixty-Three Dollars ($1,402,863) is hereby being paid on the Closing Date by bank tested wire transfer to an account or accounts designated by Seller.

          (e)  Earn Out Reduction or Forfeiture.  The Earn Out
Consideration may be reduced or forfeited for the following:

               (i)  Purchaser may reduce the Earn Out
Consideration to satisfy:

                    (A)  Claims (as defined in Section 10(a)
hereof) for which it may be entitled to indemnification from Seller or the Shareholder; and

                    (B)  any fees required to assign any Real
Property Lease or Personal Property Leases desired to be assumed by Purchaser.

               (ii) Seller shall forfeit the remaining Earn Out
Consideration:

                    (A) for breach by Shareholder or Stephanie D. Verona of their respective Employment Agreements as the same is defined in the respective Employment Agreement, as set forth in
Section 7(a) hereof; or for breach by the Shareholder of the Non-Disclosure and Non-Competition Agreement as set forth in Section 7(a) hereof. Notwithstanding the foregoing, the Earn Out Consideration shall not be forfeited if Stephanie D. Verona shall breach her Employment Agreement if such breach should occur after a final judgement for dissolution of marriage is entered between her and Shareholder; or

                    (B)  if Shareholder is not employed by
Purchaser, for any reason whatsoever, on the date in which the Earn Out Consideration becomes due and owing in accordance with
Section 4(b) hereof.

          (f) Purchaser will promptly notify Seller in writing if Purchaser desires to make any deduction to the Earn Out Consideration pursuant to Section 10, which notice will state the nature of the Claim in reasonable detail and the amount thereof. If Purchaser receives no written objection from Seller within fifteen (15) days after such notice is given to Seller, Purchaser may set-off the amount of such Claim against the Earn Out Consideration immediately and automatically, which reduction shall be deemed to be effective as of the Closing Date of this Agreement. If Seller timely and properly objects to the validity or amount of any Claim made pursuant to this Section 4(f), Purchaser will not be entitled to set-off the amount of such Claim from the Earn Out Consideration until a resolution is reached by Purchaser and Seller in accordance with the procedure set forth in this Section 4. If Purchaser and Seller are unable to agree as to the payment of any Claim pursuant to this Section 4 and Section 10 Seller and Purchaser shall each have the right to litigate the resolution of such disputed Claim.

          (g) Purchaser will withhold from the payment to Seller the amount of any disputed Claim until a resolution of such Claim has been reached irrespective of the due date of any such Earn Out Consideration. In the event Purchaser does withhold payment hereunder and later pays all or any portion of the withheld amount to Seller, such payment shall include interest at a rate equal to two percent (2%) below the prime or base rate of interest on such date as published in The Wall Street Journal, Eastern Edition.

          (h) All Claims by Purchaser pursuant to this Section 4 are subject to the provisions of Section 10.

          (i) The Purchase Price is hereby allocated among the Assets as set forth upon Schedule 4(i), which allocation and Schedule may be amended following the Closing Date to reflect any adjustment to the Purchase Price. Seller and Purchaser shall:

               (i) prepare and file all tax returns, reports (including an Asset Acquisition Statement, Form 8594) and supporting schedules consistent with the allocation of the Purchase Price described upon Schedule 4(i), as may be amended; and

               (ii) not claim or assert in any tax audit, review, examination or litigation that the allocation of the Purchase
Price is or should be different that or inconsistent with the allocation described upon Schedule 4(i).

     5. Representations and Warranties of Seller and the Shareholder. For purposes of this Section 5, the term "Seller's knowledge" shall mean the actual knowledge or that knowledge reasonably imputed to a prudent person engaged in the same line of business, or any officer, director or employee of Seller or Shareholder. Seller and the Shareholder, jointly and severally, hereby represent and warrant to Purchaser as follows:

          (a) Existence and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, having full power and authority to carry on the Business as it has been and is now being conducted. Seller is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which its operation of the Business and its ownership of the Assets requires it to be so qualified or its failure to do so would not result in an adverse effect on Seller's or Purchaser's Business, operations or financial condition (an "Adverse Effect"). Attached as Schedule 5(a) is a listing of each jurisdiction in which Seller is qualified to conduct business.

          (b) Authority. Seller and Shareholder each have the requisite power and authority to negotiate, execute, deliver and perform this Agreement, their respective covenants, duties and obligations under this Agreement and the transactions described in or contemplated by this Agreement. This Agreement has been duly executed by Seller and Shareholder. Seller has obtained the necessary authorization of its shareholders and its Board of Directors in accordance with all applicable laws and its Articles of Incorporation and By-Laws. This Agreement is the valid, legal and binding obligation of Seller and Shareholder, enforceable against Seller and Shareholder in accordance with its terms. No other action by Seller or Shareholder is necessary to authorize the execution and delivery of this Agreement by Seller and Shareholder, the performance by Seller and Shareholder of their respective covenants, duties and obligations set forth in this Agreement or the consummation by Seller or Shareholder of the transactions described in or contemplated by this Agreement.

          (c) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions described in or contemplated by this Agreement, constitute a default under or conflict with any judgment, decree or order of any court or other federal, state, local or foreign governmental agency or authority (individually, a "Governmental Authority") to which Seller or Shareholder is subject or to any agreement or understanding to which Seller or Shareholder is a party. The execution, delivery and performance of this Agreement by Seller and Shareholder does not require the consent, approval or action of, or any filing with or notice to, any public authority or any other person or entity whatsoever, except as may be required to transfer and assign the Contracts, Leases and the Permits from Seller to Purchaser.

          (d) Seller's Financial Statements. Prior to Closing, Seller has furnished or will furnish to Purchaser copies of financial statements consisting of (i) the balance sheet of Seller as of March 31, 2001 and the related statement of income for the 12 month period then ended, (the "Interim Financials"), and (ii) the balance sheets of Seller as of December 31, 2000 and the related statements of income, retained earnings and cash flow for the years then ended (the "Year-End Financials"), [the Interim Financials and the Year-End Financials shall hereinafter be collectively referred to as "Seller's Financial Statements"]. Seller's Financial Statements are true, correct and complete in all material respects to the extent they refer to dates and periods covered thereby, and present an accurate and complete disclosure of the financial condition and results of operations of Seller as of the respective dates and for the respective periods covered thereby. Seller's Financial Statements have been prepared in accordance with GAAP consistently applied during the periods therein indicated, subject, in the case of the Interim Financials, to normal recurring year-end adjustments and the absence of notes. Seller's Financial Statements are consistent with the books and records of Seller, and there are no material transactions required by GAAP to be recorded in accounting records that have not been recorded in the accounting records underlying Seller's Financial Statements.

          (e) Title to, and Condition of, the Assets. Except as set forth on Schedule 5(e), Seller has good and marketable title to the Assets, free and clear of all Liens. The Assets will be transferred to the Purchaser on the Closing Date free and clear of all Liens. All of the Personal Property material to the Business is in working order, condition and repair, ordinary wear and tear excepted, and fit for the purposes intended in connection with the operation of the Business.

          (f) Permits. Seller currently maintains all material Permits required by all applicable Governmental Authorities for Seller's operation of the Business and Seller's ownership and use of the Assets, and all such Permits are valid and in full force and effect. Except as disclosed upon Schedule 5(f): (i) Seller is in compliance in all material respects with the terms and conditions of all such Permits and, where applicable or necessary, has applied for and obtained renewal of each such Permit, (ii) Seller has not received, nor does Seller anticipate receiving, any notice regarding the revocation or amendment of any Permit, and
(iii) there are no pending, or to Seller's knowledge threatened, actions or proceedings relative to the revocation or amendment of any Permit.

          (g)  Intellectual Property.  Except as set forth on
Schedule 5(g) Seller is the sole and exclusive owner of all of the Intellectual Property used in the Business. The Intellectual Property will be transferred to Purchaser on the Closing Date free and clear of all Liens. Set forth upon Schedule 5(g) is a listing by filing office, registration number, filing date and expiration of renewal date of all Intellectual Property that has been registered with, filed in or issued by the United States Patent and Trademark Office, the United States Copyright Office or the corresponding offices of any other countries or any state, which offices are identified on said Schedule, and those so registered or filed in, or issued by, have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of all applicable countries and states.

               (i)  Seller has not assigned, licensed,
sublicensed, encumbered, made subject to a Lien or transferred, in whole or in part, any Intellectual Property utilized in the operation of the Business.

               (ii) With respect to the operation of the Business, to Seller's knowledge, Seller is not infringing upon the patent, copyright, trademark, service mark, trade name, design, trade secret or other intellectual or proprietary property of any other person or entity, and Seller or Shareholder has not received, nor does Seller or Shareholder anticipate receiving, any notice of any such infringement or notice of any need to seek a license for any Intellectual Property nor, to Seller's knowledge, shall Seller's sale, assignment and transfer to Purchaser of the Intellectual Property infringe upon the patent, copyright, trademark, service mark, trade secret, trade name, design or other intellectual property or proprietary right of any other person or entity.

               (iii) To Seller's knowledge, no person or entity has infringed or is infringing upon, or is engaged in any activity which would constitute a misappropriation of, any Intellectual Property of Seller utilized in connection with the operation of the Business.

               (iv) Seller has paid in full through the date of this Agreement all required license fees and other charges associated with Seller's use of software utilized in connection with the operation of the Business.

               (v) No current or former employee of Seller and no other person or entity owns or has any proprietary, financial or other interest or right, direct or indirect, in whole or in part, in any of the Intellectual Property, or in any application therefor, including any right to royalties or other compensation in connection therewith.

               (vi) Except as set forth on Schedule 5(g)(vi), Seller is not obligated to pay any amount, whether as a royalty, license fee or other payment, to any person or entity to use any of the Intellectual Property.

               (vii)     Seller has at all times taken all
reasonably necessary and appropriate secrecy safeguards and other affirmative acts to maintain the confidentiality of the Intellectual Property.

          (h)  Contracts and Leases.  Except as disclosed upon
Schedule 5(h), with respect to each Contract and Leases being assumed by Purchaser pursuant to the terms of this Agreement:

               (i) Seller is not in breach or default in any material respect thereunder and, to Seller's knowledge, no other person or entity to any such Contract or Lease is in breach or default thereunder in any material respect;

               (ii) there are no pending, or to Seller's knowledge threatened, claims or allegations that any person or entity to any such Contract or Lease is in breach or default thereunder in any material respect;

               (iii) Seller has not received, nor does Seller anticipate receiving, and Seller has not given, nor does Seller anticipate giving, any notice of an event of breach or default by any person or entity to a Contract or Lease, notwithstanding any right to cure such breach or default;

               (iv) no Contract or Lease is the subject of any known dispute, litigation, arbitration or alternative dispute resolution proceeding which, if adversely decided, would have a material adverse effect on the Business or the use of the Assets following the Closing Date;

               (v) other than purchase order deposits in the ordinary course of business which are listed upon Schedule 5(h)(v), no customer has prepaid any sum to Seller pursuant to a Contract, including, without limitation, any portion of an open purchase order or services to be performed, by or on behalf of Seller to or for such customer;

               (vi) Seller has not prepaid any sum to any vendor or supplier of Seller pursuant to any Contract or Lease (except for insurance premiums);

               (vii)     other than purchase orders in the
ordinary course of business, an original counterpart or a true, correct and complete copy of each written Contract and Lease has been provided to Purchaser, including all amendments and modifications thereto;

               (viii) subject to the discretion of courts generally and except as enforcement may be limited by laws affecting the rights of creditors generally, each Contract and Lease is a valid and binding obligation of Seller and the other party or parties thereto and is enforceable against Seller and the other party or parties in accordance with its terms and is in full force and effect;

               (ix) Seller has not received, nor does Seller reasonably anticipate receiving, any notice, direction or other communication regarding any change in pricing, payment, volume of business or any other modification of any material term, or the termination, of any Contract, other than in the ordinary course of business; and

               (x) no Contract or business was obtained by Seller as a result of any price reduction, price abatement, price guarantee, discount, rebate or any payment or other remuneration to any of Seller's customers or any of Seller's customers' employees or agents by virtue of any other transaction or arrangement outside of the ordinary course of the Business, including, without limitation, by virtue of an illegal payment or an illegal price reduction.

          (i) Absence of Undisclosed Liabilities. Except as set forth in this Agreement and the Schedules hereto, Seller is not obligated for, nor are any of the Assets subject to, any liabilities, claims or obligations, absolute or contingent, which have or could have an impact or effect on the operation of the Business or the sale, conveyance, grant, transfer, assignment and delivery of the Assets to Purchaser in accordance with the terms of this Agreement. Seller is not, and will not as a result of the consummation of the transactions described in or contemplated by this Agreement be, in default with respect to any term or condition of any liability or obligation relating to the operation of the Business or the Assets. There are no debts, liabilities or obligations of Seller, which, not described in the body of, or on a Schedule or Exhibit to this Agreement, in the aggregate equal or exceed Five Thousand Dollars ($5,000).

          (j) Insurance. Schedule 5(j) is a true, correct and complete listing of all the policies of insurance in force as of the Closing Date covering the life, health and disability of Seller's employees and former employees, and their respective dependants or beneficiaries, as the case may be, and covering casualty, property and product liability in connection with the operation of the Business, the Assets and the provision of Seller's services. With respect to each such policy of insurance,
Schedule 5(j) lists: (i) the risk insured against; (ii) the name of the insurer; (iii) the policy number; (iv) the amount of coverage, including deductibles and policy limits; (v) the amount of annual premium; (vi) the expiration date; (vii) the property insured; (viii) the name of the owner and beneficiary; and (ix) as to each, whether such policy of insurance insures on an "occurrence" or "claims made" basis. All of the policies of insurance set forth upon Schedule 5(j) are, and through the Closing Date will be, in full force and effect and all premiums, including retrospective premiums, retention amounts and other costs and expenses related thereto due with respect to any period ending on or prior to the Closing Date have been paid in full. Seller has neither received nor been threatened with and, to Seller's knowledge, Seller does not anticipate receiving, any notice of cancellation with respect to any insurance policy listed upon Schedule 5(j). Seller has not been refused any insurance by any insurance carrier to which it has applied for insurance during the last five (5) years. There are no circumstances known to Seller which would enable any insurer to avoid liability under any insurance policy listed upon Schedule 5(j).

          (k) Labor Relations and Employee Agreements. Seller has furnished to Purchaser a complete list of all employees of Seller employed, and all independent contractors engaged by Seller concerning the Business as of the day immediately prior to the date of this Agreement. Seller has separately provided to Purchaser such additional information regarding such employees as requested by Purchaser, including, without limitation, to the extent requested, the titles and the following material terms of employment or engagement, as the case may be, of each such employee and independent contractor: current wages, salaries or hourly rate of pay of, and bonus (whether monetary or otherwise) paid since the beginning of the most recently completed fiscal year or payable in the current fiscal year to, each such employee or independent contractor, the date upon which such wage, salary, rate or bonus became effective, the date upon which each such employee or independent contractor was first hired or engaged, as the case may be, by Seller and whether any such employee or independent contractor has a written employment or consulting contract with Seller. Except as set forth on Schedule 5(k):

               (i) No employee or independent contractor is on short-term disability, long-term disability leave, extended absence of any kind (including maternity leave), salary continuance or receiving workers' compensation;

               (ii) There are no written contracts of employment or consulting contracts entered into with any employees or independent contractors or any oral contracts of employment or engagement;

               (iii) There are no pending, threatened or, to Seller's knowledge, reasonably anticipated charges against the Business or Seller under any applicable Governmental Law pertaining to the employment or termination of labor, including, without limitation, the Occupational Safety and Health Act, the 1990 Immigration Act and the Immigration and Nationality Act, Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended or, if applicable, Internal Revenue Code Section 498OB (commonly referred to collectively as "COBRA"), the Family and Medical Leave Act, the Health Insurance Portability and Accountability Act (including state counterparts of such statutes), and those other acts relating to wages, hours, collective bargaining, equal employment opportunity and employment and labor in general, and to the payment of social security and similar taxes, and to the extent of any remedial orders issued under any applicable Governmental Law, Seller has fully complied therewith;

               (iv) There are no grievances or arbitration cases pending, threatened, or, to Seller's knowledge, reasonably anticipated, with respect to Seller and any current or former employee of Seller, including, without limitation, with respect to the employment or termination of employment of any such current or former employee or any allegation of harassment or discrimination against any such current or former employee or with respect to any union agreement;

               (v) There are no pending, or to Seller's knowledge threatened, strikes or lockouts by the employees of Seller and Seller has not experienced any work stoppage relating in any manner to its labor practices and relationship with its employees during the prior five (5) year period;

               (vi) Seller is in full compliance with and has not received, nor does Seller anticipate receiving, any notice of violation of any applicable Governmental Law, including, without limitation, Title VII of the Civil Rights Act, Age Discrimination in Employment Act, Americans With Disabilities Act, Rehabilitation Act of 1973, Family and Medical Leave Act, Pregnancy Discrimination Act, COBRA , Fair Labor Standards Act, Equal Pay Act, Portal-to-Portal Act, Davis-Bacon Act, Service Contract Act, Contract Work Hours and Safety Standards Act, Walsh-Healey Government Contracts Act, Executive Order 11246, Vietnam Veterans Readjustment Assistance Act, the 1990 Immigration Act and the Immigration and Nationality Act and the Occupational Safety and Health Act; and

               (vii)     None of the employees of Seller is
covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by Seller, no one has petitioned within the last five (5) years, and, to Seller's knowledge, no one is now taking any action with respect to organizing any of Seller's employees.

          (l) Benefit Plans. Other than the Assumed Plans and except as set forth on Schedule 5(l), after the Closing Date, Purchaser will not be obligated or required to continue any bonus plan, vacation policy, commission arrangements, pension plan, insurance or any other employee arrangement, benefit plan or fringe benefit or any other Benefit Plan that may have been in effect prior to the Closing Date and all payments due to employees of the Business or to a Benefit Plan maintained on their behalf which arise or accrue on or prior to the Closing Date (including, without limitation, accrued vacation to those employees who are not hired by Purchaser as of the Closing Date) have been, or will be, paid by Seller on or before the Closing Date.

               (i) Schedule 5(l) sets forth a complete list of all "Employee Pension Benefit Plans" ("Pension Plans") or any "Employee Welfare Benefit Plans" ("Welfare Plans") as such terms are defined in Sections 3(2) and 3(1), respectively, of ERISA, which are subject to ERISA and any bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control, fringe benefit or other employee benefit plans, programs or arrangements, including, but not limited to, those providing medical, dental, vision, disability, life insurance and vacation, sick leave, holidays and other paid time off benefits (other than those required to be maintained by law), qualified or unqualified, funded or unfunded, foreign or domestic, and also including, without limitation, the Assumed Plans (individually, a "Benefit Plan" and collectively, the "Benefit Plans"), which Seller maintains or has maintained, or has been obligated to contribute to within the 10-year period ending on the Closing Date. Seller has delivered complete and correct copies of each Benefit Plan and related trust agreement and annuity contract (including amendments to any of the foregoing) and (to the extent applicable) a copy of each Benefit Plan's current summary plan description. In addition, to the extent applicable, Seller has provided to Purchaser a copy of the most recent IRS determination letter issued, copies of the three most recently filed IRS Forms 5500 together with all schedules, actuarial reports and accountants' statements for each Benefit Plan, and a written description of all non-written benefit plans or arrangements and all employee manuals or handbooks.

               (ii) To the best of Seller's knowledge, each Assumed Plan has been maintained in compliance with its terms and all provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), applicable thereto (including rules and regulations thereunder), and other applicable legal requirements.

               (iii) Each Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified and each trust created thereunder has been determined by the IRS to be tax exempt under Section 501(a) of the Code except with respect to any amendments for which the remedial amendment period has not expired as of the Closing Date, and no event or condition exists which is reasonably likely to adversely affect the qualified status of each such Benefit Plan or the tax exempt status of each trust created thereunder.

               (iv) To the best of Seller's knowledge, none of the Assumed Plans are currently subject to an audit or other investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority nor are any subject to any law suits, complaints, claims or legal proceedings of any kind pending or threatened or anticipated, and no filing has been made with respect to any of the Assumed Plans under the IRS Employee Plans Compliance Resolution System, the Voluntary Compliance Resolution Program, the Closing Agreement Program, the Delinquent Filer Voluntary Compliance Program or the Pension Payback Program, or programs which are predecessor thereto, which is reasonably likely to result in liability to Purchaser, now or in the future.

               (v)  To the best of Seller's knowledge, no
"prohibited transaction" as defined in Section 406 of ERISA or
Section 4975 of the Code has occurred with respect to any Assumed Plan. No breach of fiduciary responsibility under Part 4 of Title I of ERISA resulting in any liability to Seller, any trustee, administrator or fiduciary of any Assumed Plan has occurred. Neither Seller nor any Commonly Controlled Entity (as defined in
Section 5(lo)(vii) hereof) has any secondary liability resulting from a transaction described in ERISA Section 4204.

               (vi) All contributions required to be paid under the terms of each Assumed Plan have been made by the due date and to the extent not yet due, have been accrued as a liability on the most recent balance sheet.

               (vii) At no time during the past seven (7) years has Seller or any trade or business which together with Seller would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (a "Commonly Controlled Entity"), contributed to, or incurred any liability with respect to, any Pension Plan which is subject to Title IV of ERISA, including any multi-employer plan, as such term is defined in Section 3(37) of ERISA or Section 4001(a)(3); and no event or condition exists with respect to a Benefit Plan which could give rise to a Lien on any of the Assets.

               (viii) Each Welfare Plan has at all times been maintained in compliance with its terms and with the provisions of
Section 4980 B of the Code and Parts 6 and 7 of Title I of ERISA. Except as required by law neither an Assumed Plan nor the Seller provides or promises post-employment health or life benefits to current or former employees of Seller, and Seller has made no such promises, oral or written to its current or former employees.

               (ix) Seller has not incurred, nor is reasonably likely to incur, any liability for any penalty or tax under Chapter 43 of Subtitle D of the Code or Section 502 of ERISA.

               (x)  No employee, director or independent
contractor of Seller will become entitled to any retirement, severance, bonus or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby. Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of Seller in connection with the transaction contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

               (xi) Seller, and after the Closing Date, Purchaser has the right to amend or terminate any of the Assumed Plans without creating any liability thereunder.

               (xii) Except as individually listed by name, Social Security number and election date (or election deadline) on
Schedule 5(l), no employees, former employees or their qualified beneficiaries (as defined in Section 607 of ERISA) of the Seller have elected continuation coverage, as defined in COBRA, or have had a qualifying event for which the election period, as defined in COBRA, has not expired.

          (m) Payment of Taxes. Seller has fully and timely reported and fully paid, and will continue to fully and timely report and pay all federal, state and local taxes of every kind, nature and description that are due and payable or accrued with respect to the Business, including, without limitation, all payroll, withholding, sales, use, license, franchise, property and income taxes, which accrue up to and including the Closing Date.

          (n) Litigation. Except as disclosed upon Schedule 5(n) there is no litigation, arbitration, proceeding or controversy which is pending before any court or Governmental Authority, or arbitrator or board of arbitrators, to which Seller is a party, or which is affecting or, to Seller's knowledge, may affect or is threatened against, the Business, the Assets or Seller's right to carry on the Business as conducted as of the Closing Date. There is no action, suit or proceeding pending or threatened or, to Seller's knowledge, anticipated before any court or Governmental Authority which would give any party the right to rescind or enjoin the sale and purchase of the Assets in accordance with the terms of this Agreement or any of the other transactions described in or contemplated by this Agreement.

          (o) Computer Systems. Seller's computer systems have been satisfactorily maintained and supported. The computer systems have adequate capability and capacity for the current requirements of the Seller. The Seller has sufficient technically competent and trained employees to ensure proper handling, operation, monitoring and use of the computer systems. The Seller has adequate procedures to ensure internal and external security of the computer systems, including procedures for taking and storing on-site and off-site back-up copies of computer programs and data. Except as set forth on Schedule 5(o), the Seller is the owner of all hardware and is the licensee of software licenses necessary to enable it to keep, copy, maintain, and use the Seller's records in the ordinary course of its business.

          (p) Customers and Suppliers. Seller has used its best business efforts to maintain good working relations with all of its customers and suppliers. Schedule 5(p) contains the following information: (i) a list of the names and sales figures for of each of the ten (10) customers that were the largest dollar volume customers of Seller during the calendar year 2000 and during the interim year from January 1, 2001 through the Closing Date; and
(ii) a list of the names and sales figures for each of the ten
(10) suppliers of Seller that were the largest dollar volume suppliers of Seller during the calendar year 2000, and during the interim year from January 1, 2001 through the Closing Date. To Seller's knowledge, no existing customer or supplier has given or threatened to give Seller written or oral notice of termination, cancellation or modification of any Contract or agreement to which such customer or supplier, as the case may be, and Seller is a party. Except for ownership of less than five percent (5%) of the stock of companies publicly traded on a national exchange or over-the-counter, there is no financial interest of any kind between any of Seller's suppliers or customers and Seller, Shareholder, or any officer, director or employee of Seller or Shareholder.

          (q) Compliance with Laws. The Business is, and will continue to be through the Closing Date, in compliance in all material respects with all Governmental Laws applicable to the Business and Seller has secured all necessary permits, authorizations and licenses issued by Governmental Authorities applicable to the Business and the Assets, where the failure to do so would result in an Adverse Effect.

          (r) Misstatements or Omissions. No representation or warranty made by Seller or Shareholder in this Agreement or in any document, written statement, certificate, Schedule or Exhibit furnished to Purchaser or its counsel pursuant to this Agreement, or in connection with the transactions described in or contemplated by this Agreement, contain any untrue statement of fact, or omit to state a fact necessary to make the statements of fact contained therein not misleading. All statements made and data presented by Seller and Shareholder in any document, written statement, certificate, Schedule or Exhibit identified in this Agreement as having been provided to Purchaser pursuant to, or in connection with, this Agreement are deemed to be representations and warranties made by Seller and Shareholder to Purchaser under this Agreement.

     6. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller and Shareholder as follows.

          (a) Existence and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of State of Illinois.

          (b) Authority. Purchaser has the requisite corporate power and authority to execute, deliver and perform this Agreement, its covenants, duties and obligations under this Agreement and the transactions described in or contemplated by this Agreement. This Agreement has been duly executed by Purchaser and is a valid, legal and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. No other action by Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its covenants, duties and obligations set forth in this Agreement or the consummation of the transactions described in or contemplated by this Agreement.

          (c) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions described in or contemplated by this Agreement, constitute a default under or conflict with any judgment, decree or order of any court or other Governmental Authority to which Purchaser is subject or to any agreement or understanding to which Purchaser is a party. The execution, delivery and performance of this Agreement by Purchaser does not require the consent, approval or action of, or any filing with or notice to, any public authority or any other person or entity whatsoever.

          (d) Misstatements or Omissions. No representation or warranty made by Purchaser in this Agreement or in any document, written statement, certificate, Schedule or Exhibit furnished to Seller or Shareholder or their respective counsel pursuant to this Agreement, or in connection with the transactions described in or contemplated by this Agreement, contain any untrue statement of fact, or omit to state a fact necessary to make the statements of fact contained therein not misleading. All statements made and data presented by Purchaser in any document, written statement, certificate, Schedule or Exhibit identified in this Agreement as having been provided to Seller or Shareholder pursuant to, or in connection with, this Agreement are deemed to be representations and warranties made by Purchaser to Seller and Shareholder under this Agreement.

     7.   Covenants of the Parties.

          (a)  Employment/Covenant Not To Compete.
Contemporaneously with the execution of this Agreement, Michael P. Verona, Stephanie D. Verona and Paul Colaizzi shall enter into, execute and deliver to Purchaser an Employment Agreement with Purchaser in the form attached as Exhibit 7(a)(i), Exhibit 7(a)(ii) and Exhibit (iii), respectively, and the Shareholder shall enter into, execute and deliver to Purchaser a Non-Disclosure and Non-Competition Agreement with Purchaser in the form attached as Exhibit 7(a)(iv).

          (b) Inspection of the Business. As of the date hereof through the Closing Date, Shareholder and Seller will give to Purchaser and its counsel, accountants and other representatives, full access during normal business hours to its offices, properties, agreements, records and affairs relating in any manner to the Business, and will cause Seller's employees to furnish Purchaser with such financial and operating data and other information with respect to the Business and properties of Seller being sold, transferred and assigned to Purchaser as Purchaser may from time to time reasonably request.

          (c) Seller's Name Change. On the Closing Date, Seller will deliver to Purchaser such documents as Purchaser may require in order to change Seller's corporate name with the Department of State of the Commonwealth of Pennsylvania, and all other states in which Seller is qualified to transact business and Shareholder will deliver to Purchaser such documents as Purchaser may require in order to change the name of all other companies owned in whole or in part by Shareholder which contain the phrase "Generation Technologies," "GTI" or "GenTech" to a dissimilar name and provide Purchaser with resolutions of each such company's Boards of Directors and stockholders as certified by such company's secretary, authorizing such company to change its name to effectuate such name change.

          (d)  Consents and Approvals.

               (i) Contemporaneously with the execution of this Agreement, Seller and Purchaser shall enter into, execute and deliver to the other an Assignment and Assumption Agreement in the form attached as Exhibit 7(d).

               (ii) Seller will utilize all commercially reasonable efforts to obtain all necessary consents and approvals of all persons, entities and Governmental Authorities required to effectuate the objects of this Agreement and deemed reasonably necessary by Purchaser.

               (iii) Schedule 7(d)(iii) sets forth both those consents and approvals obtained by Seller prior to the Closing
Date and those consents and approvals deemed reasonably necessary by Purchaser but not obtained prior to the Closing Date.

               (iv) To the extent that Seller was unable to procure prior to the Closing Date a duly executed consent to the assignment of any Contract or Lease, where in the reasonable opinion of Purchaser such consent is necessary to the assignment to Purchaser of any such Contract or Lease, Seller will cooperate with Purchaser in any reasonable arrangement designed to provide to Purchaser the benefit of any such Contract or Lease, including, without limitation, enforcement of any and all rights Seller has, or may have, against any other party to such Contract or Lease or arising under such Contract or Lease, until such time as an effective consent to such assignment is procured by Seller or Purchaser. Seller shall, after the date of this Agreement, use its best efforts to secure any such consent if such consent is deemed necessary by Purchaser.

               (v)  Seller will utilize all commercially
reasonable efforts (but not the payment of money other than nominal transfer fees) to assign and transfer all transferable Permits to Purchaser, and will provide such further assistance as may be reasonably requested, from time to time after the date of this Agreement, by Purchaser to assist Purchaser in obtaining any nontransferable Permits which are necessary by Purchaser to operate the Business.

          (e) Satisfaction of Existing Liabilities of Seller. Following the date of this Agreement, with the exception of the Assumed Liabilities, Seller will continue to pay or otherwise satisfy, in due course, all of Seller's debts, liabilities, accounts payable and other obligations relating to the operation of the Business prior to the date of this Agreement and the ownership or use of the Assets prior to the date of this Agreement, including, without limitation, all taxes, assessments, governmental charges and deposits assessed by all applicable Governmental Authorities with respect to periods prior to the date of this Agreement.

          (f) Prorations and Adjustments. Except for the Assumed Liabilities, effective as of the date of this Agreement, Seller and Purchaser hereby agree to prorate all Leases, maintenance contracts, utilities, Personal Property taxes, assessments and fees and employee vacation, sick leave and holiday payments to be made through the day immediately preceding the Closing Date. Seller and Purchaser agree that the accrued, but unused vacation, sick leave and holiday pay for all of Seller's employees hired by Purchaser as the Closing Date is set forth on Schedule 7(f) and said amount has been subtracted from the Cash Consideration payable by Purchaser to Seller on the Closing Date. Purchaser shall pay to those of Seller's employees who are hired by Purchaser the accrued, but unused vacation pay which is credited against the Purchase Price in accordance with this Section 7(f) when such accrued vacation is taken by said employees.

          (g) Life Insurance on Shareholder. Shareholder agrees that Purchaser may obtain life insurance coverage on Shareholder, at Purchaser's sole cost, in amounts and on such terms as Purchaser deems necessary, in Purchaser's sole discretion, which such insurance shall name Purchaser as the beneficiary thereof.

          (h) Payment of Transfer Taxes. Notwithstanding anything herein to the contrary, the obligation to pay any sales or use tax in connection with the sale and transfer of the Assets will be the obligation of the Shareholder and Seller.

          (i) Further Assurances. Seller, the Shareholder and Purchaser each agree to execute and deliver such additional documents, and take such further actions, as may be necessary or advisable to provide each of the parties to this Agreement with the rights and benefits intended to be afforded to each pursuant to the terms of this Agreement, including, without limitation, cooperating with Purchaser in obtaining the insurance coverage set forth in this Section 7 and in any reasonable arrangement designed to provide Purchaser with the benefit of all Choses assigned to Purchaser by Seller pursuant to the terms of this Agreement.

          (j) Seller's Continuation Coverage. Seller has timely and completely provided, and will continue to provide, all notices and will provide such continuation of health benefits coverage, including, without limitation, medical and dental coverage, as is required to be provided to employees, former employees and the beneficiaries or dependents of such employees and former employees under Part 6 of Subtitle B of Title I of ERISA (without regard to ERISA Section 602(2)(B), Internal Revenue Code Section 4980B (without regard to Section 4980B(f)(2)(B)(ii)) or state continuation coverage laws, to the extent such notices and continuation of health benefits coverage were or are required to be provided by reason of events occurring prior to or as of the date of this Agreement or as a result of the consummation of the transactions described in or contemplated by this Agreement or otherwise.

          (k) Seller's Employee Benefits. Seller shall be responsible for paying, or causing to be paid, directly to Seller's employees and former employees, and their respective beneficiaries or dependents, as the case may be, all benefits to which such employees or such beneficiaries are entitled under Seller's Benefit Plans, and Purchaser shall assume no liability therefor or with respect thereto. Other than the Assumed Plans, no portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Purchaser and Purchaser shall not be obligated or liable to continue any such Benefit Plan after the date of this Agreement. Purchaser shall not be liable for any claim for insurance reimbursement or other benefits payable under any of Seller's Benefit Plans.

          (l) Assignment of Real Property Lease, Personal Property Leases and Assumed Plans. Seller covenants and agrees that if Seller is unable to assign any Real Property Lease, Personal Property Lease or Assumed Plan desired by Purchaser, that Seller shall continue to keep such Real Property Lease, Personal Property Lease or Assumed Plan, as the case may be, in full force and effect, such that Purchaser shall receive the full benefit of such leases or plan. Purchaser covenants and agrees to reimburse Seller for Seller's actual out of pocket costs to maintain such leases and plan and the same shall be prorated for any partial month, including, without limitation, the remainder of the month of April after the Closing Date.

     8.   Conditions Precedent To Closing.

          (a) Preconditions To Purchaser's Closing. Purchaser's obligation to consummate the transactions contemplated herein shall be subject to the following conditions precedent, each of which must be fulfilled or waived in writing prior to Purchaser being obligated to consummate the transactions contemplated herein. If any of the following conditions precedent are not fulfilled on or before April 5, 2001, or if Purchaser, in Purchaser's sole discretion, determines that any of the following conditions precedent are not capable of being fulfilled on or before April 5, 2001, then Purchaser may terminate this Agreement without any liability to the Shareholder or Seller or any other party:

               (i)  Due Diligence Review.  Purchaser's due
diligence review of Seller, the Assets, the Leases, the Contracts, the Business and the Assumed Liabilities must be satisfactory to Purchaser, in Purchaser's sole discretion.

               (ii) Conduct of Business and Absence of Certain Changes. Since January 17, 2001, except as set forth on Schedule 8(a)(ii), there has not been any material adverse change in the Business, the Assets, the Assumed Liabilities or Seller's operations not applicable to businesses in the industry of the Business generally. Without limiting the generality of the foregoing, there has not been, since January 17, 2001:

                    (1)  any increase made or promised in the
compensation or other remuneration or rates thereof payable, or to become payable, by Seller to any employee of the Business, or any material change in any of the terms and conditions of employment of any of the employees of the Business;

                    (2)  any sale or transfer of any Asset other
than in the ordinary course of business;

                    (3)  any sale, license, assignment or other
transfer by Seller of any of the Intellectual Property;

                    (4) any amendment to, or termination of, any Contract or Lease, except for terminations of Contracts and Leases that expire in accordance with the terms thereof;

                    (5)  any commitment made by Seller, through
negotiations or otherwise, or any liability incurred, to any labor organization with regard to any of Seller's employees;

                    (6)  any discharge or satisfaction of any
obligation or liability (whether accrued, absolute, fixed or contingent), other than those discharged or satisfied in the ordinary course of business consistent with past practice and without accelerations;

                    (7)  the adoption or institution of any new
bonus, profit-sharing, pension plan, Benefit Plan or similar arrangement or any changes in any such existing plans;

                    (8)  any incurrence (whether discharged or
not) of any obligation or liability (whether accrued, absolute, fixed or contingent), other than current liabilities incurred, and obligations entered into, in the ordinary course of business consistent with past practices;

                    (9) any material loss, damage or destruction to any of the Assets, whether or not covered by insurance;

                    (10) any other event or condition of any character which materially and adversely affects or threatens to so affect Seller's financial condition, results of operations, business or prospects;

                    (11) any change in accounting principles or practices from those utilized in the preparation of Seller's Financial Statements, except for changes in accounting principles imposed by the accounting profession generally on businesses in Seller's industry generally; and

                    (12) any transaction relating to the Business entered into by Seller other than in the ordinary course of business consistent with past practice.

               (iii) Representations True and Correct. All of the representations and warranties of Shareholder and Seller hereunder shall remain true and correct in all material respects from the date hereof through, and including, the Closing Date.

               (iv) Approval by Purchaser's Board of Directors. Approval of this Agreement, the ancillary agreements relating hereto and the transactions contemplated herein, by Purchaser's and Purchaser's parent company's Boards of Directors, in their sole discretion.

               (v) Consents and Approvals. As of the Closing Date, Shareholder and Seller will have obtained all necessary consents and approvals of all persons, firms, entities and Governmental Authorities required by this Agreement. As of the Closing Date, Purchaser shall have obtained all necessary Permits to operate the Business.

               (vi) Interim Financials.  Seller has provided
Purchaser the Interim Financials and Purchaser has had the same reviewed to Purchaser's sole satisfaction by Purchaser's accounting/audit firm as the same may be regularly retained by Purchaser from time to time.

          (b) Preconditions To Shareholder's and Seller's Closing. Shareholder's and Seller's obligation to consummate the transactions contemplated herein shall be subject to the condition precedent of all of the representations and warranties of Purchaser hereunder remaining true and correct in all material respects from the date hereof through, and including, the Closing Date. If such condition precedent is not fulfilled on or before April 5, 2001, or if Shareholder and Seller, in their reasonable discretion, determine that such condition precedent is not capable of being fulfilled on or before April 5, 2001, then Shareholder and Seller may terminate this Agreement without any liability to Purchaser or any other party.

     9. Closing Date. Subject to the satisfaction of the conditions set forth herein, the closing ("Closing") of the transactions contemplated by, and described in, this Agreement with respect to the sale, transfer and assignment of the Assets will take place on April 10, 2001 (the "Closing Date") at 10 a.m., central standard time, at Triad Personnel Services, Inc., One Tower Lane, Suite 2100, Oakbrook Terrace, Illinois 60181, or on another date, or at another time or location as is mutually agreed upon by the parties hereto.

          (a)  Seller's and the Shareholder's Deliveries.  At
Closing Seller and Shareholder hereby deliver, or cause to be delivered, to Purchaser, the following:

               (i) such bills of sale, assignments (including, without limitation, recordable assignments of the Intellectual Property, if any), certificates and other instruments of transfer required to effectively transfer and assign absolute, good and marketable title to all of the Assets to Purchaser, free and clear of all Liens, in accordance with the terms of this Agreement;

               (ii) all necessary consents and approvals of all persons, entities and Governmental Authorities required pursuant to the terms of this Agreement to the extent received by Seller or Shareholder prior to or as of the date of this Agreement;

               (iii) certified copies of resolutions duly adopted by the Board of Directors of Seller authorizing the execution of this Agreement and the consummation of the transactions described in and contemplated by this Agreement, including, without limitation, the change of Seller's corporate name and the execution and delivery of all documents described in or contemplated by this Agreement;

               (iv) originally executed Articles of Amendment to the Articles of Incorporation of Seller, which are sufficient in form and substance to properly effectuate a corporate name change upon filing with the appropriate Secretary of State and such other originally executed documents as are necessary to effectuate Seller's name change in all other jurisdictions in which Seller is authorized to conduct business;

               (v)  all Records of the Business pursuant to
Section 1(d) and physical possession of all tangible Assets;

               (vi) the Employment Agreements attached hereto as Exhibits 7(a)(i), 7(a)(ii), 7(a)(iii) as executed by the Shareholder, Stephanie D. Verona and Paul Colaizzi;

               (vii)     the Non-Disclosure and Non-Competition
Agreement attached hereto as Exhibit 7(a)(iv) as executed by the Seller and Shareholder;

               (viii)    the Assignment and Assumption Agreement
attached hereto as Exhibit 7(d) as executed by Seller;

               (ix) a good standing certificate issued by the Secretary of State of each jurisdiction in which Seller is authorized to conduct business, each of which has been issued within ten (10) days of the Closing Date;

               (x)  an incumbency certificate;

               (xi) a certificate, signed by the president of Seller, to the effect that the representations and warranties made by Seller hereunder are true and correct in all material respects as of the Closing Date;

               (xii)     a certificate of the Shareholder to the
effect that the representations and warranties made by the Shareholder hereunder are true and correct in all material respects as of the Closing Date;

               (xiii)    evidence of financing statement
termination to the extent necessary to extinguish any liens against or other security interest in, any of the Assets;

               (xiv)     Seller's tax certificates setting forth
that all taxes and withholding, including but not limited to, sales, excise, income, FICA, workers' compensation and unemployment, have been paid or will be paid by Seller as they become due; and

               (xv) such other documents and instruments as may be reasonably requested and satisfactory to Purchaser and its counsel in connection with the full performance by Seller and Shareholder of their respective covenants, duties and obligations described in or contemplated by this Agreement.

          (b) Purchaser's Deliveries. At Closing Purchaser hereby delivers, or causes to be delivered, to Seller or Shareholder, as applicable, the following:

               (i) One Million Four Hundred Two Thousand Eight
Hundred Sixty-Three Dollars ($1,402,863) by wire transfer to an account or accounts designated by Seller;

               (ii) a certified copy of resolutions duly adopted by the Board of Directors of Purchaser authorizing the execution of this Agreement and the consummation of the transactions described in and contemplated by this Agreement;

               (iii)     an incumbency certificate;

               (iv) the Assignment and Assumption Agreement attached hereto as Exhibit 7(d) as executed by Purchaser; and

               (v) such other documents and instruments as may be reasonably requested and satisfactory to Seller, Shareholder and their respective counsel in connection with the full performance by Purchaser of its covenants, duties and obligations described in or contemplated by this Agreement.

     10.  Indemnifications; Survival of Representations,
Warranties and Indemnifications.

          (a) Seller's and the Shareholder's Indemnification. Seller and Shareholder, jointly and severally, agree to defend, indemnify and hold Purchaser and its officers, directors, employees, shareholders, successors and permitted assigns (collectively, the "Purchaser Group"), harmless of, from and against any and all loss, claim, damage, liability, penalty or other cost or expense, including, without limitation, reasonable attorneys' fees and costs (collectively "Claims" and individually a "Claim"), incurred or sustained by the Purchaser Group, or any of them, arising from or relating to any of the following: (i) any liability, obligation or claim against Seller arising or accruing prior to the Closing Date other than the Assumed Liabilities; (ii) a misrepresentation or breach by Seller or Shareholder of any term, warranty, covenant or agreement of Seller or Shareholder set forth in this Agreement or in any Exhibit, Schedule, or other document identified in this Agreement as having been delivered by Seller or Shareholder pursuant to, or in accordance with, the terms of this Agreement; (iii) any actions or omissions of Seller or Shareholder and any debts, liabilities, accounts payable, covenants, agreements, contracts, commitments and other obligations of Seller or Shareholder related in any manner to the Business or the Assets prior to the Closing Date; (iv) the non-compliance with or violation of any bulk sales law or any other similar Governmental Law in effect in the Commonwealth of Pennsylvania or any other jurisdiction in which the Assets are located; (v) the termination of Seller's employees or any claims of Seller's employees arising prior to or effective as of the Closing Date, or claims of Seller's former employees whose employment terminated, for any reason, prior to or as of the Closing Date, arising at any time, for compensation, health and welfare benefits, Accrued Vacation Pay, workers' compensation benefits, benefits under the Benefit Plans (except for any benefit under an Assumed Plan which is fully funded and for which all required contributions have been made on the Closing Date) or otherwise, (including, without limitation, health claims or expenses incurred on or prior to the Closing Date, even if first revealed after the Closing Date and worker's compensation claims based on exposures or injuries occurring on or prior to the Closing Date, even if the claim is first filed after the Closing
Date) except for those obligations of Seller expressly assumed by Purchaser under this Agreement; (vi) any Claim arising or accruing on or before the Closing Date or arising out of any act or omission occurring on or before the Closing Date arising out of or relating to the operation and or qualification of the Assumed Plans in accordance with the Code and ERISA, any breach of fiduciary duty under ERISA or otherwise with respect to any or all of the Assumed Plans or any penalty tax or other assessment under Chapter 43 of Subtitle D of the Code; (vii) any personal injuries to any employee or former employee of the Business, and any personal injuries or property damage sustained by any person or entity relative to work performed or services rendered by Seller prior to the Closing Date regardless of when the claim for such injury or damage is actually brought; (viii) any claim, assessment, liability or lien by any Governmental Authority for any taxes, interest and penalties accrued or due and owing, directly or indirectly, by Seller on account of income earned, compensation and benefits paid or provided to employees, former employees or their respective dependents or beneficiaries, as the case may be, Seller's ownership, possession, use or transfer of the Assets, the results of operations of the Business or for any other reason whatsoever at any time prior to the Closing Date;
(ix) the actual or alleged breach or violation by Seller of any Contract, Lease or other agreement or understanding with any other person or entity; (x) services provided by Seller prior to the Closing Date; (xi) the non-compliance with or violation by Seller of any Governmental Law in connection with the operation of the Business prior to the Closing Date; (xii) any claim of any Governmental Authority relating to Seller's ownership, possession, use or transfer of the Assets, the results of operations of the Business or for any other reason whatsoever at any time prior to the Closing Date; and (xiii) any claim of breach by any party to a Real Property Lease or Personal Property Lease which Seller was unable to assign to Purchaser, which Purchaser receives benefit under Section 7(l) hereunder.

          (b) Purchaser's Indemnification. Purchaser agrees to defend, indemnify and hold Seller, Shareholder and each of their respective officers, directors, employees, successors, heirs and assigns, as the case may be (collectively, the "Seller Group"), harmless of, from and against any and all Claims incurred or sustained by the Seller Group, or any of them, arising from or relating to: (i) a material misrepresentation or breach by Purchaser of any term, warranty, covenant or agreement of Purchaser contained in this Agreement or in any Schedule, Exhibit or other document identified in this Agreement as having been delivered pursuant to this Agreement; and (ii) Purchaser's operation of the Business and the Assets after the Closing Date.

          (c) Survival of Representation and Warranties. Notwithstanding the closing of the transactions described in and contemplated by this Agreement, or any investigation made by or on behalf of Seller, Shareholder or Purchaser, the representations and warranties of Seller, Shareholder and Purchaser contained in this Agreement or in any certificate, Exhibit, Schedule or other document delivered pursuant to this Agreement, and the covenants and agreements of Seller, Shareholder and Purchaser to indemnify each other for a breach or violation of this Agreement, will survive the date of this Agreement for three (3) years, except for subsections 10(a)(vii) and 10(a)(x), which will survive for a period commencing as of the date of this Agreement and terminating ninety (90) days following the expiration of the applicable statute of limitation period for which a Claim may be made.

          (d)  Claim Procedure.

               (i) If any member of either the Seller Group or the Purchaser Group, as the case may be (an "Indemnified Party"), receives notice or has knowledge of any matter which it believes another party to this Agreement is obligated to provide indemnification pursuant to this Section 10 (the "Indemnitor"), regardless of whether such Claim is a Claim which has originated directly from the Indemnified Party and does not result from a Claim made by any other person or entity (a "Direct Claim") or a Claim that has originated from a third person or entity and not directly from the Indemnified Party (a "Third Party Claim"), the Indemnified Party will (A) within thirty (30) days of receipt of such notice or otherwise first becoming knowledgeable thereof, give the Indemnitor written notice of the assertion of such Claim; and (B) promptly furnish the Indemnitor with all relevant information and copies of all pertinent documents relating to the Claim in the Indemnified Party's possession or control or within a reasonable period of time after the Indemnified Party's receipt thereof, as the case may be.

               (ii) The failure of the Indemnified Party to give notice of the Claim within said thirty (30) day period will not affect the Indemnified Party's rights to indemnification under this Agreement, except if, and only to the extent that, the Indemnitor's defense of such Claim is actually prejudiced by reason of such failure to give timely notice.

               (iii) The Indemnitor will promptly undertake and continuously defend such Claim with counsel of reputable standing at the Indemnitor's sole cost and expense, and, in the case of a Third Party Claim, the Indemnified Party shall, at the sole cost and expense of the Indemnitor, fully cooperate with the Indemnitor in the defense of such Claim. The Indemnitor may effect settlement of a Claim on such terms and conditions as it shall determine provided that at such time the Indemnitor acknowledges and reaffirms to the Indemnified Party its financial responsibility for the Claim and the settlement thereof.

               (iv) The Indemnitor shall promptly and continuously provide the Indemnified Party with all information regarding the Claim and the defense thereof, and shall permit separate counsel for the Indemnified Party to participate and monitor all proceedings in connection with the Claim and the defense thereof, at the Indemnified Party's sole cost and expense.

               (v) If the Indemnified Party is required to pay any amount with respect to a Third Party Claim to which the Indemnified Party is entitled to indemnification under this Agreement, such amount shall be promptly (A) paid by the Indemnitor to the Indemnified Party upon the Indemnified Party giving the Indemnitor a written request therefor; or (B) deducted from the Earn Out Consideration in accordance with this Agreement.

               (vi) Provided the Indemnitor promptly undertakes and continuously defends a Third Party Claim in good faith and at its sole cost and expense, neither the Indemnitor nor the Indemnified Party shall admit any liability with respect to any such Claim or settle, compromise or otherwise resolve such Claim without the prior written consent of the other Party, which written consent will not be unreasonably withheld; provided, however, the Indemnitor may consent to a settlement of any Third Party Claim, if, but only if, such settlement shall be effected without admission of liability by the Indemnified Party and solely by virtue of the Indemnitor's monetary payment whereby adequate arrangements for such payment, to the Indemnified Party's reasonable satisfaction, are made by the Indemnitor.

               (vii)     If the Indemnitor does not timely
undertake or continuously defend any Third Party Claim, then, without releasing or affecting any of the Indemnitor's covenants and obligations set forth in this Section 10 or waiving or excusing the Indemnitor's default or breach of this Section 10, the Indemnified Party will have the right, without prejudice to the Indemnified Party's right to indemnification under this Agreement, to employ separate counsel to defend, settle or otherwise resolve such Third Party Claim in any manner and upon any terms as the Indemnified Party deems appropriate or advisable, as if such defense, settlement or other resolution had been undertaken, effected or accomplished by the Indemnitor, and, to the extent the Third Party Claim constitutes a Claim for which the Indemnified Party is entitled to indemnification under this Agreement, the Indemnitor shall immediately pay to the Indemnified Party upon written request therefor all costs and expenses of such defense, settlement or other resolution and the Indemnified Party's separate counsel or, at the sole discretion of the Indemnified Party and if applicable, all such costs and expenses shall be deducted from the Earn Out Consideration in accordance with this Agreement.

               (viii) With respect to a Direct Claim, if the Indemnitor and the Indemnified Party agree within fifteen (15) days after notice of said Direct Claim is given to the Indemnitor, as to the validity and amount of such Direct Claim, the full amount of the Direct Claim shall be (A) paid by the Indemnitor to the Indemnified Party upon the Indemnified Party giving the Indemnitor a written request therefor; or (B) deducted from the Earn Out Consideration in accordance with this Agreement, if applicable; provided, however, if the Indemnitor does not agree to the validity or amount of any such Direct Claim, the Indemnitor and the Indemnified Party may litigate such matter.

     11.  Construction.

          (a) Binding Effect. This Agreement will be binding upon and inure to the benefit of Seller, Shareholder and Purchaser and each of their respective legal representatives, successors and permitted assigns, if any. This Agreement may not be assigned without the prior written consent of the non-assigning party, except that Purchaser may assign this Agreement to a party which, directly or indirectly, is controlled by, controls or is under common control, with Purchaser, without notice to or the consent of Seller or Shareholder. This Agreement is for the benefit of Seller, Shareholder and Purchaser only, and no other person or entity will be deemed a third-party beneficiary of this Agreement.

          (b)  Communications.  All notices and other
communications required or desired to be given pursuant to this Agreement will be given in writing and will be deemed duly given
(i) upon personal delivery; (ii) on the third day after mailing if sent by certified mail, postage prepaid, return receipt requested;
(iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by facsimile transmission, and in each case if addressed as follows:

     If to Seller or the Shareholder,   If to Purchaser, then to:
     then to:

     Michael P. Verona                  Herbert Imhoff, Jr., President
     c/o Generation Technologies, Inc.  c/o Triad Personnel Services, Inc.
     665 Rodi Road                 	    One Tower Lane, Suite 2100
     Pittsburgh, Pennsylvania 15235     Oakbrook Terrace, Illinois 60181
     Fax: (412) 244-8480           	    Fax: (630) 954-6595

     With a copy to (which copy alone   With a copy to (which copy alone
     shall not constitute notice under  shall not constitute notice under
     this Agreement):                   this Agreement):

     David R. Jamieson                  A. Jay Goldstein, Esq.
     Cohen & Gribsby                    FagelHaber LLC
     11 Stanwix Street, 15th Floor      55 East Monroe Street,40th Floor
     Pittsburgh,Pennsylvania 15222-1319 Chicago, Illinois 60603
     Fax: (412) 394-4012           	    Fax: (312) 580-2201

     or to such other person, entity, address or facsimile number as a party may respectively designate in like manner, from time to time.

          (c) Amendments. No modifications or amendments of this Agreement will be effective unless made in writing and signed by Seller, Shareholder and Purchaser.

          (d) Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Illinois without regard to its choice of law rules. The parties agree that jurisdiction and venue in any action brought by any party pursuant to this Agreement shall non-exclusively lie in any state or federal court located in Cook County, Illinois, irrespective of the fact that such party is not a resident or qualified to do business in such State or County. By execution and delivery of this Agreement, each party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is improper or inconvenient forum for the resolution of such action.

          (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          (f) Entire Agreement. This Agreement, together with those documents expressly referred to herein, the Schedules and Exhibits attached, embody the entire agreement and understanding among the parties to this Agreement and supersede any and all prior and contemporaneous agreements and understandings between Seller, Shareholder and Purchaser relating to the subject matter of this Agreement, whether verbal or written.

          (g) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by the written agreement of the party entitled to the benefits of such terms or provisions intended to be waived. Each such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given, and will not constitute a continuing waiver or consent.

          (h) Headings. The headings and captions of the various Sections and Subsections of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

          (i) Expenses. Each of the parties to this Agreement will pay its or his, as the case may be, own respective fees and expenses in connection with this Agreement and the transactions described in and contemplated by this Agreement, including, without limitation, the fees of any attorneys, accountants, appraisers or others engaged by such party.

          (j) Recitals. The recitals set forth at the beginning of this Agreement are hereby incorporated into and made a part of this Agreement as if fully set forth herein.

          (k) Schedules and Exhibits. The Schedules and Exhibits referred to in this Agreement are attached to, made a part of and incorporated in this Agreement by this reference.

          (l) Non-Disclosure. Seller, Shareholder and Purchaser agree that any information or data involving the sale and purchase of the Assets and the consummation of the other transactions described in or contemplated by this Agreement, including, without limitation, the Purchase Price and other terms and provisions set forth herein, is of a confidential nature and not generally known to the public. In order to preserve the confidentiality of all such information and data and the goodwill associated with the sale and purchase of the Assets, Seller, Shareholder and Purchaser agree not to divulge, communicate or disclose any such information or data, except as may be required by law, in connection with the performance of their respective covenants and obligations set forth in this Agreement or Purchaser's operation of the Business on and after the Closing Date and except for their financial and legal advisors.

          (m) Press Releases. Neither Seller, Shareholder nor Purchaser will issue any press release or otherwise make any public statement with respect to the transactions described in and contemplated by this Agreement without the prior written consent of the other parties to this Agreement, which written consent shall not be unreasonably withheld, except as may be required by applicable Governmental Law.

          (n) Plurality. Whenever required by context, the singular will include the plural and vice versa.

     IN WITNESS WHEREOF, Seller, Shareholder and Purchaser have each duly executed this Agreement as of the date first set forth above.


SELLER:                       	PURCHASER:

GENERATION TECHNOLOGIES, INC.       TRIAD PERSONNEL SERVICES, INC.


By:  /s/Michael P. Verona           By:   /s/Herbert F. Imhoff, Jr.
Its: President                      Its:  President

SHAREHOLDER:


/s/Michael P. Verona
Michael P. Verona

SCHEDULES

Schedule 1(a)       Personal Property

Schedule 1(c)       Permits

Schedule 1(f)       Contracts

Schedule 1(g)       Real Property Lease

Schedule 1(h)       Personal Property Leases

Schedule 1(j)       Assumed Plans

Schedule 1(k)       Directory Listings

Schedule 1(l)       Deposits

Schedule 1(m)       Accounts Receivable and Trade Receivables

Schedule 2(e)       Excluded Assets

Schedule 4(i)       Allocation of Purchase Price

Schedule 5(a)       Jurisdictions Qualified to Conduct Business

Schedule 5(e)       Liens on Assets

Schedule 5(f)       Seller's Permit Compliance

Schedule 5(g)       Intellectual Property

Schedule 5(g)(vi)   Royalty and License Fees Payable by
Seller

Schedule 5(h)       Contracts and Leases

Schedule 5(h)(v)    Purchase Order Deposits

Schedule 5(j)       Policies of Insurance

Schedule 5(k)       Labor Relations and Employee Agreements

Schedule 5(l)       Benefit Plans

Schedule 5(n)       Litigation

Schedule 5(o)       Computer Systems

Schedule 5(p)       Customers and Suppliers

Schedule 7(d)(iii)  Consents and Approvals

Schedule 7(f)       Accrued Vacation Pay for Employees Hired by
Purchaser

Schedule 8(a)(ii)   Conduct of Business and Absence of
Certain Changes

EXHIBITS

Exhibit 7(a)(i)     Michael P. Verona Employment Agreement

Exhibit 7(a)(ii)    Stephanie D. Verona Employment Agreement

Exhibit 7(a)(iii)   Paul Colaizzi Employment Agreement

Exhibit 7(a)(iv)    Non-Disclosure and Non-Competition
Agreement

Exhibit 7(d)        Assignment and Assumption Agreement





























Doc ID: 194471-9